Exhibit 10.2

39300 Civic Center Dr., Suite 140

Fremont, CA 94538

September 14, 2015

Steven Humphreys

39300 Civic Center Dr., Suite 140

Fremont, CA 94538

Dear Steven:

Identiv, Inc. (the “Company”) is pleased to offer you the position of Chief Executive effective as of September 9, 2015 (the “Effective Date”). You shall report to the Company’s Board of Directors (“Board”) and will have duties and authority consistent with your position. You will remain a member of the Board (subject, to stockholder approval of director nominees in the ordinary course). You agree that, during your service at the Company, you shall not engage in any other employment, consulting or other business which conflicts with or may reasonably be seen to interfere with the full performance of your duties to the Company without the prior written consent of the Board. You and the Company acknowledge that you currently serve on the boards of two privately held companies that you have identified to the Board and on one school board. The Board (with you abstaining) has approved your continued service on these boards.

Compensation, Benefits

You will receive an initial base salary of $350,000 annualized, paid in accordance with the Company’s standard payroll procedures. In addition to your salary, you will be eligible to earn a quarterly performance bonus of up to 25% of your base annual salary at the end of each fiscal quarter beginning with the fourth quarter of fiscal year 2015. Performance bonus criteria will be tied 50% to the Company’s EBITDA results and 50% to stock performance, with specific thresholds to be established by the Compensation Committee of the Board within the first sixty (60) days of your employment for the quarterly periods ending on or before December 31, 2016. The performance criteria for periods after December 31, 2016 will be determined each year. Performance achieved will be evaluated on a quarterly basis as set forth below. Your salary and incentive compensation will be subject to periodic review and adjustment in accordance with Company practices.

Earned performance bonuses will be paid in cash (or, at your election at the beginning of each applicable quarter or other period as provided in the procedures established by the Company, in common stock, provided the right to receive payment in common stock is subject to the limitations of the Company’s 2011 Incentive Compensation Plan or any successor equity plan (the “Plan”) and is subject to stockholder approval if necessary), which payment will be made within sixty (60) days after the end of the fiscal quarter in which such bonus is earned. For any earned performance bonuses settled in the Company’s common stock, the Company will grant you a fully vested stock award, such award to be issued under the Plan and to cover that number of shares equal in value to 115% of the earned bonus amount, calculated based on the average closing price of the Company’s common stock over the thirty (30) consecutive trading days immediately preceding the first day of the applicable bonus period.

All compensation will be subject to authorized payroll deductions and required tax withholdings. All compensation due hereunder is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code (the “Code”), and all provisions hereof are to be interpreted and administered in a manner consistent with this intent. Any compensation or benefit due hereunder that is subject to Section

409A of the Code will not commence until the tax year in which any applicable release execution period expires and will be subject to delay as necessary to avoid a prohibited distribution under Section 409A(a)(2) of the Code. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. Any compensation paid pursuant to this letter agreement that is subject to recovery under any applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required.

The Company shall promptly reimburse you for the ordinary and necessary business expenses you incur in the performance of your duties, provided that such expenses are incurred and accounted for in accordance with the Company’s reimbursement policy. You will be eligible to participate in the employee benefit plans and paid vacation programs made available by the Company to its senior executives from time to time. In addition to these benefits, you will be provided with an automobile, subject to the terms of the Company’s car policy as in effect from time to time, for business and personal use.

Incentive Equity Award

Subject to approval by the Board, and of the stockholders with respect to requisite amendments to the Plan (the “Plan Amendments”), you will be granted (i) an option (the “Option”) to purchase 444,460 shares of Common Stock of the Company and (ii) 302,657 restricted stock units (the “RSUs”) under the Plan. Subject to your continued employment, the Option will vest over four years beginning on the Effective Date with 25% of the underlying shares vesting on the first anniversary of the Effective Date and 1/36th of the remaining shares underlying the Option vesting monthly thereafter. Subject to your continued employment, the RSUs will vest over four years beginning on the Effective Date with 25% of the RSUs vesting on the first anniversary of the Effective Date and 1/12th of the remaining RSUs vesting quarterly thereafter. The Option and RSUs will be governed by the terms of the Plan and separate award agreements.

Subject to approval by the Board, the Option will be granted promptly following the Effective Date; provided, however, that the right to exercise the Option will be subject to and conditioned upon approval by the stockholders of the Company of the Plan Amendments, and if such stockholder approval is not obtained at the next meeting of the stockholders at which the Plan Amendments are submitted for approval (the “Stockholder Meeting”), the Option will be terminated. Subject to approval by the Board, the RSUs will be granted promptly following the date of the Stockholder Meeting; provided, however, that in the event that such stockholder approval is not obtained at the Stockholder Meeting, the obligation to issue such RSUs shall lapse.

In the event that the Company does not obtain approval of its stockholders to the Plan Amendments within one hundred eighty (180) days from the Effective Date, the Option and the Company’s obligation to issue the RSUs shall immediately terminate. In such event, the Board shall promptly provide to you alternative incentive compensation as it determines to be appropriate and commensurate with your position as Chief Executive Officer, which in the good faith judgment of the Board will be equivalent value to that which could reasonably have been achieved by means of the grant to you of the Option and RSUs described immediately above.

Termination of Employment

Your employment with the Company is “at-will.” This means that either you or the Company can terminate the employment relationship at any time and for any reason, without cause and without prior notice.

Upon any termination of employment for any reason, you will be entitled to payment of all earned but unpaid base salary and unused paid vacation accrued as of the effective date of termination, provided that payment will be made consistent with California law, any unreimbursed business expenses authorized by this Agreement will be made no later than thirty (30) days following the effective date of termination and continuation of any employee benefits will be handled as required by applicable law (e.g., COBRA). Except as provided below, you will not be entitled to any additional compensation or benefits hereunder.

If your employment with Company terminates by reason of your death or Disability (as defined below), then then you will be entitled to a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings) paid in cash on the sixtieth (60th) day following your last day of employment.

If at any time outside the Change of Control Period, (as defined below), either the Company terminates your employment without Cause or you are Constructively Terminated (each as defined below) and you provide an Enforceable Release (as defined below), then you will be entitled to:

(i) a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings) paid in cash on the sixtieth (60th) day following your last day of employment;

(ii) Benefits Continuation (as defined below) for twelve (12) months beginning in the month after your last day of employment; and

(iii) accelerated vesting in your outstanding Company stock options, stock units and similar equity awards with service-based vesting with respect to that number of shares that would have vested in the ordinary course in the first twelve (12) months after your termination, such vesting to be effective as of your last day of employment.

If at any time during the twelve (12)-month period following the effective date of a Change of Control (the “Change of Control Period”), your employment is terminated by the Company without Cause or you are Constructively Terminated and you provide an Enforceable Release, then you will be entitled to:

(i) a lump sum payment equal to twelve (12) months of your then-current base salary (subject to applicable deductions and required tax withholdings), paid in cash on the sixtieth (60th) day following your last day of employment;

(ii) Benefits Continuation (as defined below) for twelve (12) months beginning in the month after your last day of employment; and

(iii) accelerated vesting in all of your outstanding Company stock options, stock units and similar equity awards with service-based vesting.

Termination of Employment – Defined Terms

For purposes of this letter agreement, “Benefits Continuation” is defined as Company reimbursement of the COBRA premiums for continuation of the Company group health plan coverage for yourself and your eligible dependents that was in effect as of the date of your termination; provided, however, that such reimbursement shall terminate if and to the extent you become eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company). Notwithstanding the foregoing, if reimbursement of COBRA premiums hereunder would violate the Patient Protection and Affordable Care Act of 2010, the parties agree to reform this as necessary to comply with said law and the regulations issued thereunder.

For purposes of this letter agreement, a termination of your employment will be for “Cause” if you are terminated for any one or more of the following events, as determined in good faith by the Board: (i) your commission of a criminal offence involving moral turpitude; (ii) your commission of any act of fraud, embezzlement or dishonesty either intended to injure the Company or otherwise having a material detrimental effect on the Company; (iii) in carrying out your duties hereunder (A) gross negligence, (B)

willful misconduct or (C) failure to comply with a legal directive of the Board that is not cured within thirty (30) days after written notice of such breach; or (iv) your breach of any material provision of this letter agreement, any material Company policy or your Employee Invention and Confidential Information Agreement.

For purposes of this letter agreement, a “Change of Control” is defined as the occurrence of any one or more of the following provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change of Control; or (iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change of Control.

For purposes of this letter agreement, a termination of your employment will be a “Constructive Termination” if you resign within sixty (60) days after the occurrence of any one or more of the following events without your consent and the Company fails to cure such event(s) within thirty (30) days after receiving written notice thereof from you: (i) material reduction in your position or responsibilities (other than temporarily in response to physical or mental incapacity), but excluding any change in the reporting line caused by the Company becoming a subsidiary of another public company; (ii) reduction of your base salary in excess of 10%, but excluding any general reduction in base salary that affects all similarly situated executives in substantially the same proportions; or (iii) relocation of your principal worksite more than fifty (50) miles from its then-current location.

For purposes of this letter agreement, “Disability” is defined as an incapacity to perform your duties for one hundred and eighty (180) or more days during any twelve (12)-month period that is due, in the written opinion of a licensed physician mutually acceptable to you and the Company, to a physical or mental illness.

For purposes of this letter agreement, an “Enforceable Release” is defined as an executed release of claims in a form satisfactory to the Company that is irrevocable within sixty (60) days after your termination of employment.

Parachute Limitation

In the event that the benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent required to avoid a violation of Section 409A of the Code, in no event will you or the Company exercise any discretion with respect to the ordering of any such reduction of payments or benefits.

Unless you and the Company otherwise agree in writing, any determination required under the immediately preceding paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the requisite calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Both the Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

Company Policies

In the performance of your duties, you shall comply with all applicable laws, rules and regulations as well as all Company rules, procedures, policies, requirements and directions. Like all Company employees, as a condition of your employment with the Company, you will be required to sign and to be bound by the terms of the Company’s Employee Invention and Confidential Information Agreement, a copy of which is attached to this letter.

You understand and agree that by entering into this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies.

Integration; Modification; Severability; Disputes

This letter agreement, your Employee Invention and Confidential Information Agreement and any written Company plans and policies that are referenced in this letter agreement, as such plans and policies may be amended by the Company from time to time, set forth the terms of your employment with the Company on and after the Effective Date, and supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

No waiver, alteration, or modification, if any, of the provisions of this agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. If any term of this letter agreement is held to be invalid or unenforceable, the remainder of the terms will remain in full force and effect without such provision.

This agreement will be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Except as prohibited by law, any dispute with anyone (including the Company and its employees, officers and directors) relating to your employment by the Company or the termination of such employment will be resolved through binding arbitration in Alameda County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law.

This offer is valid through September 15, 2015. You may indicate your acceptance of this offer by signing the acknowledgment below and returning it to me.

Sincerely,

IDENTIV, INC.

By:	/s/ Gary Kremen
Gary Kremen, for the Board of Directors
(Steven Humphreys abstaining)

AGREED AND ACCEPTED:

By:	/s/ Steven Humphreys	9/14/2015
	Steven Humphreys	Date Accepted